Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

•                  International Petroleum Services Corporation Limited (incorporated in Hong Kong)

•                  Superport Limited (incorporated in the British Virgin Islands)

•                  Tianjin New Highland Science and Technology Development Co., Ltd. (incorporated in the People’s Republic of China)